EXHIBIT 5.1

February 16, 2021 Aeterna Zentaris Inc. 315 Sigma Drive Summerville, South Carolina 29486	Norton Rose Fulbright Canada llp 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com

Re: Registration Statement of Aeterna Zentaris Inc. on Form F-3

Dear Sirs/Mesdames:

We have acted as counsel to Aeterna Zentaris Inc. (the Company), a corporation incorporated under the federal laws of Canada, in connection with its filing of a registration statement on Form F-3 (the Registration Statement) filed by the Company pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the Securities Act), relating to an aggregate of US$5,702,499.40 of common shares of the Company (the Common Shares). The Registration Statement incorporates by reference the registration statement on Form F-3 (File No. 333-232935), as amended, which was declared effective on August 15, 2019 (the Prior Registration Statement), including the prospectus which forms a part of the Prior Registration Statement (the Base Prospectus), which provides that it will be supplemented in the future by one or more prospectus supplements (each a Prospectus Supplement). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement, the Prior Registration Statement, the Base Prospectus and the Prospectus Supplement;

(b)	the restated articles of incorporation, articles of amendment and by-laws of the Company; and

(c)	a Certificate of Compliance dated February 16, 2021 issued by Industry Canada and a Certificat d’attestation dated February 16, 2021 issued by the Quebec Registraire des entreprises, each pertaining to the Company.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the certificate of compliance and the certificat d’attestation referred to above will continue to be accurate as at the date of issuance of any Common Shares offered or sold under the Prospectus Supplement.

The opinion set forth below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, and (v) we express no opinion with respect to the enforceability of any waiver of any usury defense.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that upon the adoption by the board of directors of the Company of a resolution in form and content as required by applicable law authorizing the issuance and sale of Common Shares and assuming that the Registration Statement and any required post-effective amendment(s) thereto and any and all Prospectus Supplement(s) required by applicable laws have become effective under the Securities Act, then upon issuance and delivery of and payment for such Common Shares in the manner contemplated by the Registration Statement and in accordance with the terms and conditions of the Underwriting Agreement, the Base Prospectus and the related Prospectus Supplement(s) and by such resolution, such Common Shares being issued by the Company, will be validly issued, fully paid and non-assessable shares in the share capital of the Company

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Base Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

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